PHOTOMEDEX, INC. AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Board of Directors and Stockholders PhotoMedex, Inc.	Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

We have audited the accompanying consolidated balance sheets of PhotoMedex, Inc. (a Nevada corporation) and Subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, changes in equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PhotoMedex, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, as of December 31, 2016, the Company had an accumulated deficit of $115,635 and shareholders’ deficit of $1,408. Also, during the most recent periods the Company has incurred losses and negative cash flows from continuing operations and was forced to sell certain assets and business units to obtain additional liquidity resources to support its operations. In addition, as discussed in Note 18 to the consolidated financial statements, on January 23, 2017, the Company completed the sale of its consumer products division which represented the sale of substantially all of the remaining operations and assets of the Company. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel

March 31, 2017

F-2

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$2,335	$3,302
Restricted cash	342	724
Accounts receivable, net of allowance for doubtful accounts of $1,192 and $14,959 respectively	4,125	8,469
Inventories, net	-	11,735
Deferred tax asset, net	-	470
Prepaid expenses and other current assets	3,253	2,795
Assets held for sale	8,362	-
Total current assets	18,417	27,495

Property and equipment, net	77	1,306
Patents and licensed technologies, net	-	1,613
Other intangible assets, net	-	241
Goodwill, net	-	3,581
Other assets, net	7	138
Total assets	$18,501	$34,374

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable	$-	$490
Accounts payable	6,648	7,216
Accrued compensation and related expenses	4,029	2,917
Other accrued liabilities	8,091	8,565
Deferred revenues	1,141	1,847
Total current liabilities	19,909	21,035

Long-term liabilities:
Deferred revenues, net of current portion	-	642
Total liabilities	19,909	21,677

Commitment and contingencies (Note 11)

Stockholders' equity (deficit):
Preferred Stock, $.01 par value, 5,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2016 and 2015	-	-
Common Stock, $.01 par value, 50,000,000 shares authorized; 4,361,094 and 4,398,344 shares issued and outstanding, respectively	221	221
Additional paid-in capital	118,585	116,616
Accumulated deficit	(115,635)	(102,371)
Accumulated other comprehensive loss	(4,579)	(1,769)
Total stockholders' equity (deficit)	(1,408)	12,697
Total liabilities and stockholders’ equity (deficit)	$18,501	$34,374

The accompanying notes are an integral part of these consolidated financial statements.

F-3

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	For the Year Ended December 31,
	2016	2015

Revenues:	$38,397	$75,890

Cost of revenues	8,086	18,425

Gross profit	30,311	57,465

Operating expenses:
Engineering and product development	1,249	1,313
Selling and marketing	21,729	57,412
General and administrative	13,233	17,484
Impairment	3,518	21,481
Loss on sale of assets	2,574	-
	42,303	97,690
Loss from continuing operations before interest and other financing expense, net	(11,992)	(40,225)

Interest and other financing expense, net	(385)	(1,402)
Loss from continuing operations before income taxes	(12,377)	(41,627)

Income tax expense (benefit)	762	(1,794)

Loss from continuing operations	(13,139)	(39,833)

Discontinued operations:
Loss from discontinued operations, net of taxes	(125)	(4,131)
Gain on sale of discontinued operations, net of taxes	-	9,410

Loss	$(13,264)	$(34,554)

Basic net loss per share:
Continuing operations	$(3.15)	$(9.84)
Discontinued operations	(0.03)	1.30
	$(3.18)	$(8.54)
Diluted net loss per share:
Continuing operations	$(3.15)	$(9.84)
Discontinued operations	(0.03)	1.30
	$(3.18)	$(8.54)
Shares used in computing net loss per share:
Basic	4,171,549	4,049,518
Diluted	4,171,549	4,049,518

Other comprehensive loss:
Foreign currency translation adjustments	$(2,810)	$(1,256)
Comprehensive loss	$(16,074)	$(35,810)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands, except share and per share amounts)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Capital	Deficit	Loss	Total

BALANCE, DECEMBER 31, 2014	4,075,249	204	110,391	(67,817)	(513)	42,265
Stock-based compensation related to stock options and restricted stock	-	-	6,309	-	-	6,309
Restricted stock issued	323,095	17	-	-	-	17
Registration costs	-	-	(84)	-	-	(84)
Other comprehensive loss	-	-	-	-	(1,256)	(1,256)
Loss	-	-	-	(34,554)	-	(34,554)
BALANCE, DECEMBER 31, 2015	4,398,344	$221	$116,616	$(102,371)	$(1,769)	$12,697

Stock-based compensation related to stock options and restricted stock	-	-	1,969	-	-	1,969
Restricted stock canceled	(37,250)	-	-	-		-
Other comprehensive loss	-	-	-		(2,810)	(2,810)
Loss	-	-	-	(13,264)	-	(13,264)
BALANCE, DECEMBER 31, 2016	4,361,094	$221	$118,585	$(115,635)	$(4,579)	$(1,408)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2016	2015
Cash Flows From Operating Activities:
Loss	$(13,264)	$(34,554)
Adjustments to reconcile loss to net cash provided by (used in) operating activities related to continuing operations:
Depreciation and amortization	559	1,973
Impairment of goodwill and intangible assets	3,518	21,481
Provision for doubtful accounts	457	1,533
Deferred income taxes	470	865
Stock-based compensation	1,969	2,280
Loss on disposal of property and equipment	213	-
Loss on sale assets	2,574	515
Changes in operating assets and liabilities:
Accounts receivable	2,943	7,460
Inventories	1,444	4,707
Prepaid expenses and other assets	(256)	6,195
Accounts payable	(144)	(3,376)
Accrued compensation and related expenses	1,118	708
Other accrued liabilities	69	(4,045)
Deferred revenues	(1,312)	(2,969)
Adjustments related to continuing operations	13,622	37,327
Adjustment related to discontinued operations	-	(9,235)

Net cash provided by (used in) operating activities	358	(6,462)

Cash Flows From Investing Activities:
Decrease in restricted cash	382	-
Purchases of property and equipment	(94)	(321)
Proceeds from short-term deposit	-	87
Proceeds on sale of property and equipment	110	-
Proceeds on sale of assets	1,750	1,210
Net cash provided by investing activities – continuing operations	2,148	976
Net cash provided by investing activities – discontinued operations	-	76,153
Net cash provided by investing activities	2,148	77,129

The accompanying notes are an integral part of these consolidated financial statements.

F-6

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2016	2015

Cash Flows From Financing Activities:
Registration costs	-	(84)
Proceeds from note payable	5,460	-
Repayment of debt	-	(76,500)
Payments on notes payable	(6,144)	(914)
Net cash used in financing activities – continuing operations	(684)	(77,498)
Net cash used in financing activities – discontinued operations	-	(92)
Net cash used in financing activities	(684)	(77,590)

Effect of exchange rate changes on cash	(2,789)	(124)
Net decrease in cash and cash equivalents	(967)	(7,047)
Cash and cash equivalents, beginning of year	3,302	10,349

Cash and cash equivalents, end of year	$2,335	$3,302

Supplemental information:

Cash paid for income taxes	$203	$85
Cash paid for interest	$281	$1,594

The accompanying notes are an integral part of these consolidated financial statements.

F-7

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Note 1

The Company and Summary of Significant Accounting Policies:

The Company:

Background

PhotoMedex, Inc. (and its subsidiaries) (the “Company”) was a Global Skin Health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The Company provided proprietary products and services that address skin diseases and conditions including psoriasis, acne, actinic keratosis (a precursor to certain types of skin cancer), photo damage and unwanted hair.

Starting in August 2014, the Company began to restructure its operations and redirect its efforts in a manner that management expected would result in improved results of operations and address certain defaults in its commercial bank loan covenants. As part of such redirected efforts, management continues its comprehensive efforts to minimize the Company’s operational costs and capital expenditures. During this time the Company has also sold off certain business units and product lines to support this restructuring and has agreed to sell its Consumer product division (See Note 18 - Subsequent Event).

The Company did not present the consumer products segment as a discontinued operation, since the consumer products represent the entire remaining operations of the Company and accordingly, following such transaction, the Company will have only minimal operations and assets, with no continuing operations.

On September 7, 2016 the Company’s Board of Directors approved a reverse split in a ratio of 1-for-five.  The 2016 reverse split was implemented on September 23, 2016 (the “2016 Reverse Split”).  The amount of authorized Common Stock as well as the par value for the Common Stock were not effected.  Any fractional shares resulting from the 2016 Reverse Split were rounded up to the nearest whole share.

Liquidity and Going Concern

As of December 31, 2016, the Company had an accumulated deficit of $115,635 and shareholders’ deficit of $1,408. To date, the Company has dedicated most of its financial resources to sales and marketing, general and administrative expenses and research and development.

Cash and cash equivalents as of December 31, 2016 were $2,677, including restricted cash of $342. The Company has historically financed its activities with cash from operations, the private placement of equity and debt securities, borrowings under lines of credit and, in the most recent periods with sales of certain assets and business units. . The Company will be required to obtain additional liquidity resources in order to support its operations. The Company is addressing its liquidity needs by selling certain of its product lines to a third party (see NOTE 18 Subsequent Events). There are no assurances, however, that the Company will be able to collect all remaining amounts due from sale of these assets and product lines or, in the alternative, obtain an adequate level of financial resources required for the short and long-term support of its operations if the remaining amounts due from the sale of assets and product lines remain uncollected or not paid when due. In light of the Company’s recent operating losses and negative cash flows and the uncertainty of collecting amounts due from the sales of its product lines, there is no assurance that the Company will be able to continue as a going concern.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of liabilities that may result from the outcome of this uncertainty.

On January 6, 2016, PhotoMedex, Inc. received an advance of $4 million, less a $40 financing fee (the “January 2016 Advance”), from CC Funding, a division of Credit Cash NJ, LLC, (the "Lender"), pursuant to a Credit Card Receivables Advance Agreement (the "Advance Agreement"), dated December 21, 2015. The Company’s domestic subsidiaries, Radiancy, Inc.; PTECH; and Lumiere, Inc., were also parties to the Advance Agreement (collectively with the Company, the “Borrowers”). Each Advance was secured by security interest in defined collateral representing substantially all the assets of the Company. Concurrent with the funding of the loan agreement, the Company established a $500 cash reserve account in favor of the lender to be used to make loan payments in the event that weekly remittances, net of sales return credits and other bank charges or offsets, were insufficient to cover the weekly repayment amount due the lender.

F-8

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Subject to the terms and conditions of the Advance Agreement, the Lender was to make periodic advances to the Company (collectively with the January 2016 Advance and the April 2016 Advance described below, the “Advances”). The proceeds were used for general corporate purposes.

All outstanding Advances were repaid through the Company’s existing and future credit card receivables and other rights to payment arising out of our acceptance or other use of any credit or charge card (collectively, “Credit Card Receivables”) generated by activities based in the United States.

On April 29, 2016, the Company received an advance of $1 million, less a $10 financing fee (the “April 2016 Advance”), from the Lender pursuant to the Advance Agreement.

On June 17, 2016, the Company received an advance of $550, less a $50 financing fee (the “June 2016 Advance”), from the Lender pursuant to the Advance Agreement.

The above described advances were paid in full on July 29, 2016 and the security interest in the defined collateral was released from lien.

As of December 31, 2016 the restricted cash account includes $253 from the Neova Escrow Agreement (see Acquisitions and Dispositions below). Restricted cash also includes $89 reflecting certain commitments connected to our leased office facilities in Israel. Additionally, during 2016 the Company gained access to previously restricted cash amounts of $724 that were held in escrow as of the one year anniversary of the sale of the XTRAC and VTRAC business on June 22, 2015, from which $125 was paid to MELA Science, the purchaser of that business which amount was reflected within the loss from discontinued operations.

On August 30, 2016, the Company entered into an Asset Purchase Agreement for the sale of its Neova product line. The sale was completed on September 15, 2016 resulting in immediate cash proceeds to the Company of $1.5 million and the Company recorded a loss of $1,731 from the transaction during the year ended December 31, 2016.

On October 4, 2016, the Company entered into an Asset Purchase Agreement for the sale of its Consumer Division for $9.5 million, including $5 million in cash plus a $4.5 million royalty agreement. (See Note 18 Subsequent Event and Acquisitions and Dispositions). On January 23, 2017, the Company entered into a First Amendment (the “First APA Amendment”) to the Asset Purchase Agreement which revised the definition of Business Assets and Assumed Liabilities, provided for the establishment of employee benefit plans by the Purchaser and substituted a new Disclosure Letter for the one delivered concurrently with the signing of the original Asset Purchase Agreement. The amendment also extended the term of the Letter of Credit issued in connection with the Asset Purchase Agreement to 100 days after the Closing Date.   The Company also entered into a First Amendment (the “First TSA Amendment”) to the Transition Services Agreement between the Company and its subsidiaries and the Purchaser of the Consumer Products division, pursuant to which the Company and its subsidiaries will provide the Purchaser with certain accounting, benefit, payroll, regulatory, IT support and other services for periods ranging from approximately three months to up to one year following the Closing Date, during which time the Purchaser will arrange to transition the services it receives to its own personnel.  The First TSA Amendment revised references in the Transition Services Agreement from “Effective Date” to “Closing Date”, and clarified specifications regarding the lease for certain premises in Israel by and between Radiancy Israel and the landlord for those premises.  This transaction was completed on January 23, 2017. See background paragraph above.

Assets held for sale related to the Consumer Division consisted of the following as of December 31, 2016:

Inventory	$7,336
Property and equipment	911
Other assets	115
Assets held for sale as of December 31, 2016	$8,362

The Company has classified the assets of the Consumer Division as assets held for sale as of December 31, 2016.

F-9

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Summary of Significant Accounting Policies:

Accounting Principles

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Certain reclassifications from the prior year presentation have been made to conform to the current year presentation. These reclassifications did not have material impact on the Company’s equity, net assets, results of operations or cash flows.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the wholly and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Held for Sale Classification and Discontinued Operations

A disposal group is reported as held for sale when management has approved or received approval to sell and is committed to a formal plan, the disposal group is available for immediate sale, the business is being actively marketed, the sale is anticipated to occur during the next 12 months and certain other specified criteria are met. A disposal group classified as held for sale is recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying value of the business exceeds its estimated fair value less cost to sell, a loss is recognized. However, when a disposal group meets the held for sale criteria, the Company first evaluates whether the carrying amounts of the assets not covered by ASC 360-10 included in the disposal group (such as goodwill) are required to be adjusted in accordance with other applicable GAAP before measuring the disposal group at fair value less cost to sell.

Assets and liabilities related to a disposal group classified as held for sale are segregated in the consolidated balance sheet in the period in which the disposal group is classified as held for sale.

Until December 31, 2014, in accordance with previous US GAAP, operations of a disposal group were reported as discontinued operations if the disposal group is classified as held for sale, the operations and cash flows of the business have been or will be eliminated from the ongoing operations as a result of a disposal transaction and when the Company will not have any significant continuing involvement in the operations of the disposal group after the disposal transaction. See below regarding change to the criteria for reporting discontinued operations.

Commencing January 1, 2015 (the effective date of the ASU 2014-08), only disposal of a component of an entity or a group of components of an entity that represents a strategic shift that has or will have a major effect on an entity's operations and financial results shall be reported as discontinued operations. The revised guidance did not change the criteria required to qualify for held for sale presentation. The revised guidance includes several new disclosures and among others, requires to reclassify the assets and liabilities of discontinued operations to separate line items in the balance sheets for all periods presented (including comparatives).

The results of discontinued operations are reported in discontinued operations in the consolidated statement of comprehensive loss for current and prior periods commencing in the period in which the business meets the criteria of a discontinued operation, and include any gain or loss recognized on closing or adjustment of the carrying amount to fair value less cost to sell. Depreciation is not recorded on assets of a business while it is classified as held for sale. (See also Note 2, Discontinued Operations).

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States (“US GAAP”) requires management to make estimates and assumptions that affect amounts reported of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates and be based on events different from those assumptions. As part of these financial statements, the more significant estimates include (1) revenue recognition, including provision for sales return and valuation allowances of accounts receivable; (2) valuation allowance of deferred tax assets and uncertainty in tax positions; and (3) stock based compensation and (4) impairment of long lived assets and intangibles (5) evaluation of going concern; (6) contingencies.

F-10

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Functional Currency

The currency of the primary economic environment in which the operations of the Company, its U.S. subsidiaries and Radiancy Ltd., its subsidiary in Israel, are conducted is the US dollar ("$" or "dollars"). Thus, the functional currency of the Company and its subsidiaries (other than the foreign subsidiaries mentioned below) is the dollar (which is also the reporting currency of the Group). The operations of the other foreign subsidiaries are each conducted in the local currency of the subsidiary. These currencies include: Great Britain Pounds (GBP) and Hong Kong Dollar (HKD). Substantially all of the Group's revenues are derived in dollars or in other currencies linked to the dollar. Purchases of most materials and components are carried out in, or linked to the dollar.

Balances denominated in, or linked to, foreign currencies are stated on the basis of the exchange rates prevailing at the balance sheet date. For foreign currency transactions included in the statement of comprehensive income (loss), the exchange rates applicable to the relevant transaction dates are used. Transaction gains or losses arising from changes in the exchange rates used in the translation of such balances are carried to financing income or expenses.

Assets and liabilities of foreign subsidiaries, whose functional currency is the local currency, are translated from its respective functional currency to U.S. dollars at the balance sheet date exchange rates. Income and expense items are translated at the average rates of exchange prevailing during the year. Translation adjustments are reflected in the consolidated balance sheets as a component of accumulated other comprehensive income or loss.

Fair Value Measurements

The Company measures and discloses fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

●	Level 1 - unadjusted quoted prices are available in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

●	Level 2 – pricing inputs are other than quoted prices in active markets that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

●	Level 3 – pricing inputs are unobservable for the non-financial asset or liability and only used when there is little, if any, market activity for the non-financial asset or liability at the measurement date. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The fair value of cash and cash equivalents are based on its demand value, which is equal to its carrying value. Additionally, the carrying value of all other monetary assets and liabilities is estimated to be equal to their fair value due to the short-term nature of these instruments.

Derivative financial instruments are measured at fair value, on a recurring basis. The fair value of derivatives generally reflects the estimated amounts that the Group would receive or pay to terminate the contracts at the reporting dates, based on the prevailing currency prices and the relevant interest rates. As of December 31, 2016 and 2015 there are no such instruments.

F-11

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

In addition to items that are measured at fair value on a recurring basis, there are also assets and liabilities that are measured at fair value on a nonrecurring basis. Assets and liabilities that are measured at fair value on a nonrecurring basis include certain long-lived assets including goodwill and intangibles. These fair value measurements reside within Level 3 of the fair value hierarchy.

Cash and Cash Equivalents

The Company invests its excess cash in highly liquid short-term investments. The Company considers short-term investments that are purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consisted of cash and money market accounts at December 31, 2016 and 2015.

Short-term Deposits

Short-term deposits are deposits with original maturities of more than three months but less than one year. Short-term deposits are presented at their costs including accrued interest.

Accounts Receivable and Allowance for Doubtful Accounts

The majority of the Company’s accounts receivable are due from consumers, distributors (domestic and international), physicians and other entities in the medical field. Accounts receivable are most often due within 30 to 90 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. Allowance for doubtful accounts were determined by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and available information about their credit risk, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they are considered uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company did not recognize interest accruing on accounts receivable past due.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined to be purchased cost for raw materials and the production cost (materials, labor and indirect manufacturing cost, including sub-contracted work components) for work-in-process and finished goods. For the Company’s consumer and LHE products, cost was determined on the weighted-average method. For the pre-merged PhotoMedex’s products, cost was determined on the first-in, first-out method.

Reserves for slow moving and obsolete inventories were provided based on historical experience and product demand. Management evaluates the adequacy of these reserves periodically based on forecasted sales and market trend.

Property, Equipment and Depreciation

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, primarily three to seven years for computer hardware and software, furniture and fixtures, and machinery and equipment. Leasehold improvements are amortized over the lesser of the useful lives or lease terms. Expenditures for major renewals and betterments to property and equipment are capitalized, while expenditures for maintenance and repairs are charged as an expense as incurred. Upon retirement or disposition, the applicable property amounts are deducted from the accounts and any gain or loss is recorded in the consolidated statements of comprehensive (loss) income. Useful lives are determined based upon an estimate of either physical or economic obsolescence or both.

Management evaluated the realizability of property and equipment based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. (See Impairment of Long-Lived Assets and Intangibles).

F-12

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Patent Costs and Licensed Technologies

Costs incurred to obtain or defend patents and licensed technologies were capitalized and amortized over the shorter of the remaining estimated useful lives or eight to 12 years. Core and product technology was also recorded in connection with the reverse acquisition on December 13, 2011 and was being amortized on a straight-line basis over ten years for core technology and five years for product technology. (See Note 6, Patent and Licensed Technologies).

Management evaluated the recoverability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. During the years ended December 31, 2015 and 2016, the Company recorded an impairment of patents and licensed technologies in the amount of $1,424 and $1,261, respectively. (See Impairment of Long-Lived Assets and Intangibles).

Other Intangible Assets

Other intangible assets were recorded in connection with the reverse acquisition on December 13, 2011. The assets which were determined to have definite useful lives were amortized on a straight-line basis over ten years. Such assets primarily include customer relationships and trademarks. (See Note 7, Goodwill and Other Intangible Assets).

Management evaluates the recoverability of such other intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. As of December 31, 2015 the Company recognized and recorded an impairment of Physician Recurring segment intangibles for its trademark, tradename, customer relationships in the amount of $3,527. In connection with the transactions with ICTV, as of December 31, 2016 the Company recorded an impairment of the entire remaining balance of Consumer segment other intangible assets in the amount of $1,261. (See Impairment of Long-Lived Assets and Intangibles).

Accounting for the Impairment of Goodwill

The Company evaluates the carrying value of goodwill annually at the end of the calendar year and also between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit to which goodwill was allocated to below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. Goodwill impairment evaluation is performed subsequent to Impairment evaluation of long-lived assets and intangibles (see Notes 6 and 7). Goodwill impairment testing involves a two-step process. Step 1 compares the fair value of the Group’s reporting units to which goodwill was allocated to their carrying values. If the fair value of the reporting unit exceeds its carrying value, no further analysis is necessary. The reporting unit fair value is based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved. If the carrying amount of the reporting unit exceeds its fair value, Step 2 must be completed to quantify the amount of impairment. Step 2 calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit, from the fair value of the reporting unit as determined in Step 1. The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss, equal to the difference, is recognized. See Note 2, regarding the impairment of goodwill which was allocated to the XTRAC division classified as assets held for sale in 2015. Furthermore, during the fourth quarter of 2015, we recorded goodwill asset impairment charges of $16,530, as we determined that a portion of the value of our goodwill was impaired in connection with our annual impairment test. A number of factors contributed to decreased earnings projection including, competition from consumer device companies claiming similar product functionality, our inability to attract sufficient financial resources to quickly increase our advertisement to overcome the market confusion created by competitors, the inability to effectively expand operations into foreign markets and quickly ramp product launches of new and innovative products in the second half of 2015 after satisfying on June 23, 2015 the bank covenant defaults of our senior credit facility, and a continuing challenging media environment to purchase cost effective advertisement in the USA, our largest product distribution market. The fair value of Goodwill associated with the operating and reporting units was estimated using a combination of Income and Market Approach methodologies to valuation. The Income method of valuation explicitly recognizes the current value of future economic benefits developed by discounting future net cash flows to their present value at a rate the reflects both the current return requirements of the market and the risks inherent in the market. The Market approach measures the value of an asset through the analysis of recent sales or offerings of comparable property. Our business was organized into three operating and reporting units which were defined as Consumer, Physician Recurring, and Professional Equipment. Upon completion of our annual goodwill impairment analysis as of December 31, 2015 the Company recorded an impairment of Consumer segment goodwill in the amount of $15,654 and an impairment of Physician Recurring segment goodwill of $876. Upon completion of our goodwill impairment analysis in connection with the transaction with ICTV Brands, as of December 31, 2016 the Company recorded an impairment of the entire remaining balance of goodwill (allocated to consumer segment) in the amount of $2,257. Such determination was based on the market approach.

F-13

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Accrued Warranty Costs

The Company offered a standard warranty on product sales generally for a one to two-year period. The Company provided for the expected cost of estimated future warranty claims on the date the product is sold. Total accrued warranty was included in other accrued liabilities on the balance sheet. The activity in the warranty accrual during the years ended December 31, 2016 and 2015 is summarized as follows:

	December 31,
	2016	2015
Accrual at beginning of year	$330	$529
Additions charged to warranty expense	56	130
Expiring warranties	(293)	(329)
Claims satisfied	-	-
Total	93	330
Less: current portion	(93)	(330)
Long term accrued warranty	$0	$0

For extended warranty on the consumer products, see Revenue Recognition below.

Revenue Recognition

The Company recognizes revenues from the product sales when the following four criteria have been met: (i) the product has been delivered and the Company has no significant remaining obligations; (ii) persuasive evidence of an arrangement exists; (iii) the price to the buyer is fixed or determinable; and (iv) collection is reasonably assured. Revenues from product sales are recorded net of provisions for estimated chargebacks, rebates, expected returns and cash discounts.

The Company ships most of its products FOB shipping point, although from time to time certain customers, for example governmental customers, will be granted FOB destination terms. Among the factors the Company takes into account when determining the proper time at which to recognize revenue are (i) when title to the goods transfers and (ii) when the risk of loss transfers. Shipments to distributors or physicians that do not fully satisfy the collection criteria are recognized when invoiced amounts are fully paid or fully assured and included in deferred revenues until that time.

For revenue arrangements with multiple deliverables within a single, contractually binding arrangements (usually sales of products with separately priced extended warranty), each element of the contract is accounted for as a separate unit of accounting when it provides the customer value on a stand-alone basis and there is objective evidence of the fair value of the related unit.

F-14

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

With respect to sales arrangements under which the buyer has a right to return the related product, revenue is recognized only if all the following conditions are met: the price is fixed or determinable at the date of sale; the buyer has paid, or is obligated to pay and the obligation is not contingent on resale of the product; the buyer's obligation would not be changed in the event of theft or physical destruction or damage of the product; the buyer has economic substance; the Company does not have significant obligations for future performance to directly bring about resale of the product by the buyer; and the amount of future returns can be reasonably estimated.

The Company provides a provision for product returns based on the experience with historical sales returns, in accordance with ASC Topic 605-15 with respect to sales of product when a right of return exists. Reported revenues are shown net of the returns provision. Such allowance for sales returns is included in Other Accrued Liabilities. (See Note 9).

Deferred revenue includes amounts received with respect to extended warranty maintenance, repairs and other billable services and amounts not yet recognized as revenues. Revenues with respect to such activities are deferred and recognized on a straight-line basis over the duration of the warranty period, the service period or when service is provided, as applicable to each service.

Shipping and Handling Costs

Shipping and handling fees billed to customers are reflected as revenues while the related shipping and handling costs are included in selling and marketing expense. To date, shipping and handling costs have not been material.

Advertising Costs

Advertising costs are charged to expenses as incurred. Advertising expenses amounted to approximately $12 and $33 for the years ended December 31, 2016 and 2015, respectively.

Derivatives

The Company applies the provisions of Accounting Standards Codification ("ASC") Topic 815, Derivatives and Hedging. In accordance with ASC Topic 815, all the derivative financial instruments are recognized as either financial assets or financial liabilities on the balance sheet at fair value. The accounting for changes in the fair value of a derivative financial instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For derivative financial instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation.

From time to time the Company carries out transactions involving foreign exchange derivative financial instruments (mainly forward exchange contracts) which are expected to be paid with respect to forecasted expenses of the Israeli subsidiary (Radiancy) denominated in Israeli local currency (NIS) which is different than its functional currency. However, during 2016 and 2015, such activity was limited.

Such derivatives were not designated as hedging instruments, and accordingly they were recognized in the balance sheet at their fair value, with changes in the fair value carried to the Statement of Comprehensive (Loss) Income and included in interest and other financing income (expenses), net.

At December 31, 2016, the balance of such derivative instruments amounted to approximately $0 in liabilities and approximately $0 were recognized as financing loss in the Statement of Comprehensive (Loss) Income during the year ended that date. At December 31, 2015, the balance of such derivative instruments amounted to approximately $0 in assets and approximately $171 were recognized as financing income in the Statement of Comprehensive (Loss) Income during the year ended that date.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized.

F-15

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company or its subsidiaries may incur additional tax liabilities in the event of an intercompany dividend distribution or a deemed dividend distribution under the U.S. income tax law and regulations. Prior to 2014, it was the Company’s policy not to cause a distribution of dividends which would generate an additional tax liability to the Company. During 2014 and 2015, the Company’s affiliates borrowed funds from the subsidiary in Israel. These borrowings resulted in a large deemed distribution taxable in the U.S. Furthermore, management can no longer represent that the earnings of its non U.S. subsidiaries will remain permanently invested outside the U.S. Therefore, beginning in 2014, the Company has provided deferred taxes on the undistributed earnings of its non U.S. subsidiaries. Taxes, which would apply in the event of disposal of investments in subsidiaries, have not been taken into account in computing the deferred taxes, as it is the Company's policy to hold these investments, not to dispose of them.

The Company accounts for uncertain tax positions in accordance with an amendment to ASC Topic 740-10, Income Taxes (Accounting for Uncertainty in Income Taxes), which clarified the accounting for uncertainty in tax positions. This amendment provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is "more-likely-than-not" to be sustained were it to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard the likelihood that the tax position may be challenged. If an uncertain tax position meets the "more-likely-than-not" threshold, the largest amount of tax benefit that is more than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded.

In the years ended December 31, 2015 and 2016, the Company determined that the liability for unrecognized tax benefits could suitably be extinguished by application of net operating loss carryforwards and carrybacks, with any residual impact arising as a liability in 2015 and 2016 that has been duly provided for.

Concentrations of credit risk

Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, derivative (assets), accounts receivable and restricted deposits. The carrying amounts of these instruments approximate fair value due to their short-term nature. The Company deposits cash and cash equivalents and short term deposits in major financial institutions in the US, UK, Brazil and in Israel. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company is of the opinion that the credit risk in respect of these balances is immaterial. In addition, the Company performs an ongoing credit evaluation and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers (see also Accounts receivable above).

Most of the Company’s sales are generated in North America and Asia Pacific, to a large number of customers. Management periodically evaluates the collectability of the trade receivables to determine the amounts that are doubtful of collection and determine a proper allowance for doubtful accounts. Accordingly, the Company’s trade receivables do not represent a substantial concentration of credit risk.

Contingencies

The Company and its subsidiaries are involved in certain legal proceedings that arise from time to time in the ordinary course of its business. Except for income tax contingencies, the Company records accruals for contingencies to the extent that the management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred.

Earnings (Loss) Per Share

The Company computes earnings (net loss) per share in accordance with ASC Topic. 260, Earnings per share. Basic earnings (loss) per share are computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, net of the weighted average number of treasury shares (if any). Diluted earnings (loss) per common share are computed similar to basic earnings per share, except that the denominator is increased to include the number of additional potential common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Potential common shares are excluded from the computation for a period in which a net loss is reported or if their effect is anti-dilutive. The Company’s potential common shares consist of stock options, warrants and restricted stock awards issued under the Company’s stock incentive plans and their potential dilutive effect is considered using the treasury method.

F-16

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Basic and diluted loss per common share was calculated using the following weighted average shares outstanding for the years ended December 31, 2016 and 2015:

	December 31,
	2016	2015
Weighted average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	4,171,549	4,049,518
Dilutive effect of stock options and warrants	-	-
Diluted number of common and common stock equivalent shares outstanding	4,171,549	4,049,518

Diluted earnings (loss) per share for each of the years ended December 31, 2016 and 2015 exclude the impact of common stock options, warrants and unvested restricted stock totaling 327,900, and 473,210 shares, respectively, as the effect of their inclusion would be anti-dilutive. This table has been updated to reflect the one for five reverse stock split effected September 23, 2016.

Impairment of Long-Lived Assets and Intangibles

Long-lived assets, such as property and equipment, and definite-lived intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (or group of assets) may not be recoverable. Impairment test is applied at the lowest level where there are identifiable independent cash flows, which may involve a group of assets.

Recoverability of assets to be held and used (or group of assets) is measured by a comparison of the carrying amount of an asset to the undiscounted cash flows expected to be generated by the asset. If an asset is determined to be impaired, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as discontinued operations are presented separately in the appropriate asset and liability sections of the balance sheet.

Indefinite-life intangible assets are tested for impairment, on an annual basis or more often, when triggering events indicate that it is more likely than not that the asset is impaired, by comparing the fair value of the asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in the amount of that excess. Subsequent reversal of a previously recognized impairment loss is prohibited.

Pursuant to ASC 360 the Company tested the long-lived assets and determined that changes in circumstances indicated that its carrying value may not be recoverable. The carrying amount of the assets is considered recoverable if it exceeds the sum of undiscounted cash flows expected from the use or eventual disposition of the asset. As of December 2015 and in connection with its annual budgeting process, the Company determined its acquired intangible assets indicated that the cash flows related to the acquired assets were substantially riskier and subject to shortfalls in revenues and profits relative to original expectations. The Company’s internal operating forecast has been revised downward in terms of revenue growth and profitability for the foreseeable future. The analysis entailed comparing the carrying amount of the long-lived assets as of December 31, 2015 with the sum of their respective projected undiscounted cash flows. For the long lived assets where carrying amount exceeded the projected undiscounted cash flows, the Company recognized and recorded an impairment of Physician Recurring segment intangibles for its trademark, tradename, and customer relationships in the amount of $3,527 and licensed technology in the amount of $1,424 based on the amounts the carrying amounts exceeded the fair value. Upon completion of our goodwill impairment analysis in connection with the pending transaction with ICTV Brands, as of December 31, 2016 the Company recorded an impairment of the entire remaining balance of Consumer segment goodwill in the amount of $2,257.

F-17

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

In connection with the pending transaction with ICTV Brands, as of December 31, 2016, the Company recorded an impairment of the Consumer segment intangibles for its entire remaining Licensed Technology balance in the amount of $1,261.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation – Stock Compensation. Under the fair value recognition provision, of this statement, share-based compensation cost is measured at the grant date based on the fair value of the award that is ultimately expected to vest and is recognized as operating expense over the applicable vesting period of the stock award using the graded vesting method.

Treasury Stock and Repurchase of Common Stock

Shares held by the Company are presented as a reduction of equity, at their cost to the Company as treasury stock, until such shares are retired and removed from the account.

Recently Issued Accounting Standards

In May 2014, The FASB issued Accounting Standard Update 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09").

ASU 2014-09 outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-09 also requires entities to disclose sufficient information, both quantitative and qualitative, to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

An entity should apply the amendments in this ASU using one of the following two methods: 1. Retrospectively to each prior reporting period presented with a possibility to elect certain practical expedients, or, 2. Retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. If an entity elects the latter transition method, it also should provide certain additional disclosures.

For a public entity, the amendments in ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period (the first quarter of fiscal year 2018 for the Company). Early application is not permitted. The Company is in the process of assessing the impact, if any, of ASU 2014-09 on its consolidated financial statements.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern ("ASU 2014-15"). ASU 2014-15 provide guidance on management’s responsibility in evaluating whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). ASU 2014-15 also provide guidance related to the required disclosures as a result of management evaluation.

The amendments in ASU 2014-15 are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.

F-18

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

In July, 2015, The FASB issued Accounting Standards Update No. 2015-11, Simplifying the Measurement of Inventory (Topic 330) ("ASU 2015-11"). ASU 2015-11 outlines that inventory within the scope of its guidance be measured at the lower of cost and net realizable value. Inventory measured using last-in, first-out (LIFO) are not impacted by the new guidance. Prior to the issuance of ASU 2015-11, inventory was measured at the lower of cost or market (where market was defined as replacement cost, with a ceiling of net realizable value and floor of net realizable value less a normal profit margin). For a public entity, the amendments in ASU 2015-11 are effective, in a prospective manner, for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period (the first quarter of fiscal year 2017 for the Company). Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company is in the process of assessing the impact, if any, of ASU 2015-11 on its consolidated financial statements.

In February, 2016, the FASB issued its new lease accounting guidance in Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1. A lease liability, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis; and, 2. A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year Company). Early application is permitted for all public business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is in the process of assessing the impact, if any, of ASU 2016-02 on its consolidated financial statements.

In November 2015, the FASB has issued Accounting Standards Update (ASU) No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which changes how deferred taxes are classified on organizations’ balance sheet. The ASU eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, all deferred tax assets and liabilities will be required to be classified as noncurrent.The amendments apply to all organizations that present a classified balance sheet. For public companies, the amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods (i.e., in the first quarter of 2017 for calendar year-end companies).Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period.The guidance may be applied either prospectively, for all deferred tax assets and liabilities, or retrospectively (i.e., by reclassifying the comparative balance sheet). If applied prospectively, entities are required to include a statement that prior periods were not retrospectively adjusted. If applied retrospectively, entities are also required to include quantitative information about the effects of the change on prior periods. The Company does not believe this ASU will have a significant impact on its consolidated financial statements.

Note 2

Discontinued Operations:

On June 22, 2015, the Company closed on the asset sale of the XTRAC and VTRAC business for $42.5 million in cash. The Company realized net proceeds of approximately $41 million. The sale was effective June 22, 2015. The domestic revenues from this business have historically been reported in our Physician Recurring business segment. Internationally, we sold our XTRAC-Velocity and VTRAC equipment to distributors which sales have been historically reported in our Professional Equipment segment. As this business was a substantial business unit of the Company, and as such the sale brought a strategic shift in focus of management. The Company accordingly classified this former business as discontinued operations with ASC Topic 360.

F-19

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company recognized a gain of $9,410, net of tax of $5,447, on the sale of the discontinued operations in the year ended December 31, 2015, which represents the difference between the adjusted net purchase price and the carrying value of the disposal group.

Revenues from the XTRAC and VTRAC business, reported as discontinued operations, for the year ended December 31, 2015 were $14,669. Loss from the XTRAC and VTRAC business, reported as discontinued operations, for the year ended December 31, 2015 was $5,042, which includes interest expense of $2,289 and stock compensation of $1,684 related to the contractual acceleration of vesting of awards then outstanding to employees from the XTRAC and VTRAC business, included as the result of acceleration of vesting periods, due to the sale..

On February 2, 2015, the Company closed on a sale transaction of 100% of the shares of LCA for $40 million in cash. Excluding estimated working capital adjustments and direct expenses (professional fees to third parties), PhotoMedex realized net proceeds of approximately $36.5 million. The sale was effective January 31, 2015. No income tax benefit was recognized by the Company from the loss on the sale of discontinued operations.

For the year ended December 31, 2015 a loss of $1,708 was recorded with respect to the operations of LCA (up to the completion of its sale), which included an amount of $2,345 of stock compensation expense related to the contractual acceleration of vesting of awards then outstanding to employees of LCA, as the result of acceleration of vesting periods, due to the sale.

Note 3

Acquisitions: None

Note 4

Inventories, net:

	December 31,
	2016	2015
Raw materials and work-in-process	$1,968	$4,236
Finished goods	5,368	7,499
Total inventories	$7,336	$11,735
Less Assets held for sale	(7,336)	-
Total inventory	$-	$11,735

Work-in-process is immaterial given the typically short manufacturing cycle, and therefore is disclosed in conjunction with raw materials (see Note 2 regarding inventory balance classified as part of the assets held for sale as of December 31, 2016). During January 2017, all of the inventory was sold to ICTV. See Note 18.

Note 5

Property and Equipment, net:

	December 31,
	2016	2015
Lasers-in-service	$-	$-
Equipment, computer hardware and software	5,005	5,147
Furniture and fixtures	433	424
Leasehold improvements	438	443
	5,876	6,014
Accumulated depreciation and amortization	(4,888)	(4,708)
Total property and equipment, net	$988	$1,306
Less Assets held for sale	(988)	-
Total property and equipment, net	$-	$1,306

F-20

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Related depreciation and amortization expense was $292 in 2016, $427 in 2015. (See Note 1 regarding property and equipment as part of assets held for sale as of December 31, 2016.)

During January 2017, the consumer division property and equipment was sold to ICTV. See Note 18.

Note 6

Patents and Licensed Technologies, net:

	December 31,
	2016	2015
Gross Amount beginning of period	$3,376	$7,027
Additions(disposals)	(177)	(177)
Translation differences	36	30
Gross Amount end of period	3,235	6,880

Accumulated amortization	(1,974)	(3,843)
Impairment (See Note 7 below)	(1,261)	(1,424)

Net Book Value	$-	$1,613

Related amortization expense was $230 and $769 for the years ended December 31, 2016 and 2015, respectively.

Note 7

Goodwill and Other Intangible Assets:

As part of the purchase price allocation for the reverse acquisition, the Company recorded goodwill in the amount of $24,005 and definite-lived intangibles in the amount of $12,000. Goodwill reflects the value or premium of the acquisition price in excess of the fair values assigned to specific tangible and intangible assets. Goodwill has an indefinite useful life and therefore is not amortized as an expense, but is reviewed annually for impairment of its fair value to the Company. Activity in goodwill during the year ended December 31, 2016 follows:

Balance at January 1, 2016	$3,581
Disposal on sale of assets	(1,039)
Impairment of goodwill	(2,257)
Translation differences	(285)
Balance at December 31, 2016	$0

During the fourth quarter of 2015, we recorded goodwill and other intangible asset impairment charges of $21,481, as we determined that a portion of the value of our goodwill and other intangible assets was impaired in connection with our annual impairment test. A number of factors contributed to decreased earnings projection including, competition from consumer device companies claiming similar product functionality, our inability to attract sufficient financial resources to quickly increase our advertisement to overcome the market confusion created by competitors, the inability to effectively expand operations into foreign markets and quickly ramp new and innovative product launches in the second half of the year after satisfying the bank covenant defaults of our senior credit facility on June 23, 2015, and a continuing challenging media environment to purchase cost effective advertisement in the USA, our largest product distribution market. The fair value of Goodwill associated with the operating and reporting units were estimated using a combination of Income and Market Approach methodologies to valuation. The Income method of valuation explicitly recognizes the current value of future economic benefits developed by discounting future net cash flows to their present value at a rate the reflects both the current return requirements of the market and the risks inherent in the market. The Market approach measures the value of an asset through the analysis of recent sales or offerings of comparable property.

F-21

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Our business was organized into three operating and reporting units which are defined as Consumer, Physician Recurring, and Professional Equipment. Upon completion of our annual goodwill impairment analysis as of December 31, 2015 the Company recorded an impairment of Consumer segment goodwill in the amount of $15,654 and an impairment of Physician Recurring segment goodwill of $876.

During the third quarter of 2016, we recorded goodwill and other intangible asset impairment charges of $3,518, as we determined that a portion of the value of our goodwill and other intangible assets was impaired in connection with the pending transaction with ICTV Brands, Inc. See Note 18, Subsequent Event for more information. The Company recorded an impairment of the entire remaining balance of Consumer segment goodwill in the amount of $2,257 and recorded the impairment of the Consumer segment of the intangibles for its licensed technology in the amount of $1,261. The Company derecognized an amount of $1,039 of goodwill related to the Physician Recurring segment in connection with the asset sale of the Neova product line.

In addition, pursuant to ASC 360 the Company tested the long-lived assets and determined that changes in circumstances indicated that its carrying value may not be recoverable. The carrying amount of the assets is considered recoverable if it exceeds the sum of undiscounted cash flows expected from the use or eventual disposition of the asset. As of December 2015 and in connection with its annual budgeting process, the Company determined its acquired intangible assets indicated that the cash flows related to the acquired assets were substantially riskier and subject to shortfalls in revenues and profits relative to original expectations. The Company’s internal operating forecast has been revised downward in terms of revenue growth and profitability for the foreseeable future. The analysis entailed comparing the carrying amount of the long-lived assets as of December 31, 2015 with the sum of their respective projected undiscounted cash flows. The Company recognized and recorded an impairment of Physician Recurring segment intangibles for its trademark, tradename, and customer relationships in the amount of $3,527 and licensed technology in the amount of $1,424. Also in connection with the pending transaction with ICTV Brands, as of December 31, 2016, and based on the expected price of such transaction which management believed represents market approach fair value estimate, the Company recorded an impairment of the Consumer segment intangibles for its Licensed Technology in the amount of $1,261.

The goodwill was allocated among the reportable segments as of December 31, 2016 and 2015 in accordance with the provisions of ASC Topic 350-20 Intangibles-Goodwill and consisted of the following:

	December 31, 2016	December 31, 2015

Consumer segment	$0	$3,519
Physician Recurring segment	0	62
Total goodwill	$0	$3,581

F-22

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Set forth below is a detailed listing of other definite-lived intangible assets:

	December 31, 2016			December 31, 2015
	Trademarks	Customer Relationships	Total	Trademarks	Customer Relationships	Total
Gross Amount beginning of period	$405	$-	$405	$3,925	$4,356	$8,281

Translation differences	-	-	-	(32)	(67)	(99)
Gross Amount end of period	405	-	405	3,893	4,289	8,182

Disposal	(221)	-	(221)	(531)	(587)	(1,118)
Accumulated amortization	(184)	-	(184)	(1,358)	(1,938)	(3,296)
Impairment	-	-	-	(1,763)	(1,764)	(3,527)

Net Book Value	$-	$0	$-	$241	$0	$241

Related amortization expense was $37 and $777 for the years ended December 31, 2016 and 2015. Customer Relationships embody the value to the Company of relationships that Pre-merged PhotoMedex had formed with its customers. Tradename includes the names and various other trademarks associated with Pre-merged PhotoMedex products.

Note 8

Accrued Compensation and related expenses:

	December 31,
	2016	2015
Accrued payroll and related taxes	$262	$403
Accrued vacation	66	94
Accrued commissions and bonuses	3,701	2,420
Total accrued compensation and related expense	$4,029	$2,917

Note 9

Other Accrued Liabilities:

	December 31,
	2016	2015
Accrued warranty, current, see Note 1	$93	$330
Accrued taxes, including liability for unrecognized tax benefit, see Note 13	1,606	1,135
Accrued sales return (1)	1,975	4,179
Other accrued liabilities	4,417	2,921
Total other accrued liabilities	$8,091	$8,565

(1)	The activity in the sales returns liability account was as follows:

	December 31,
	2016	2015

Balance at beginning of year	$4,179	$7,651
Additions that reduce net sales	8,427	18,905
Deductions from reserves	(10,631)	(22,377)
Balance at end of year	$1,975	$4,179

F-23

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Note 10

Long-term Debt:

On January 6, 2016, PhotoMedex, Inc. received an advance of $4 million, less a $40 financing fee (the “January 2016 Advance”), from CC Funding, a division of Credit Cash NJ, LLC, (the "Lender"), pursuant to a Credit Card Receivables Advance Agreement (the "Advance Agreement"), dated December 21, 2015.  The Company’s domestic subsidiaries, Radiancy, Inc.; PTECH; and Lumiere, Inc., were also parties to the Advance Agreement (collectively with the Company, the “Borrowers”). Each Advance was secured by security interest in defined collateral representing substantially all the assets of the Company. Concurrent with the funding of the loan agreement, the Company established a $500 cash reserve account in favor of the lender to be used to make loan payments in the event that weekly remittances, net of sales return credits and other bank charges or offsets, were insufficient to cover the weekly repayment amount due the lender. The advance was paid in full on July 29, 2016 and the security interest in the defined collateral was released from lien.

Subject to the terms and conditions of the Advance Agreement, the Lender was to make periodic advances to the Company (collectively with the January 2016 Advance and the April 2016 Advance described below, the “Advances”). The proceeds can be used for general corporate purposes.

All outstanding Advances were required to be repaid through the Company’s existing and future credit card receivables and other rights to payment arising out of our acceptance or other use of any credit or charge card (collectively, “Credit Card Receivables”) generated by activities based in the United States.

On April 29, 2016 the Company received an additional advance of $1 million, less a $10 financing fee (the “April 2016 Advance”), from the Lender pursuant to the Advance Agreement

On June 17, 2016, the Company received an advance of $550, less a $50 financing fee (the “June 2016 Advance”), from the Lender pursuant to the Advance Agreement.

The advances were paid in full on July 29, 2016 and the security interest in the defined collateral was released from lien.

Note 11

Commitments and Contingencies:

Leases

The Company has entered into various non-cancelable operating lease agreements for real property. These arrangements expire at various dates through 2017. Rent expense was $550 and $761 for the years ended December 31, 2016 and 2015 respectively. The future annual minimum payments under these leases, relating to our continuing operations are as follows:

Year Ending December 31,
2017	243
2018	15
Thereafter	-
Total	$808

F-24

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

As a result of the sale of the Consumer Products division to ICTV Brands, the Company no longer has a need for certain of its leased properties, including the facilitates located in the United Kingdom and in Israel. In connection with the Transition Services Agreement entered into between the Company and ICTV, the Company will maintain certain of its leased properties for a specified period of time to allow ICTV to transition its operations to its own facilities. Leases that will expire during that transition period will not be renewed. At the end of that period, the Company intends to seek the termination of these leases, and is in the process of taking steps to effect those terminations. On March 16, 2016, the Company provided notice to the landlord of its United Kingdom facility that it was invoking the right to terminate that lease early, on the fifth anniversary of the lease, or on March 24, 2018.

Litigation

During the year ended December 31, 2013, Radiancy, Inc., a wholly-owned subsidiary of PhotoMedex, commenced legal action against Viatek Consumer Products Group, Inc., over Viatek’s Pearl and Samba hair removal products which Radiancy believes infringe the intellectual property covering its no!no! hair removal devices. The first suit, which was filed in the United States Federal Court, Southern District of New York, includes claims against Viatek for patent infringement, trademark and trade dress infringement, and false and misleading advertising. A second suit against Viatek was filed in Canada, where the Pearl is offered on that country’s The Shopping Channel, alleging trademark and trade dress infringement, and false and misleading advertising. Viatek’s response contains a variety of counterclaims and affirmative defenses against both Radiancy and its parent company PhotoMedex, including, among other counts, claims regarding the invalidity of Radiancy’s patents and antitrust allegations regarding Radiancy’s conduct.

Radiancy, and PhotoMedex, had moved to dismiss PhotoMedex from the case, and to dismiss the counterclaims and affirmative defenses asserted by Viatek. On March 28, 2014, the Court granted the Company’s motion and dismissed PhotoMedex from the lawsuit. The Court also dismissed certain counterclaims and affirmative defenses asserted by Viatek, including Viatek’s counterclaims against Radiancy for antitrust, unfair competition, and tortuous interference with business relationships and Viatek’s affirmative defenses of unclean hands and inequitable conduct before the U.S. Patent and Trademark Office in procuring its patent. Radiancy had also moved for sanctions against Viatek for failure to provide meaningful and timely responses to Radiancy’s discovery requests; on April 1, 2014, the Court granted that motion. Viatek appealed both the sanctions ruling and the dismissal of Viatek’s counterclaims and defenses from the case, as well as PhotoMedex dismissal as a plaintiff; the Court has denied those appeals. The Court has appointed a Special Master to oversee discovery. A Markman hearing on the patents at issue was held on March 2, 2015. Viatek has requested an opportunity to supplement its patent invalidity contentions in the US case; Radiancy opposes that request. Radiancy has been granted permission by the US Court to supplement its earlier sanctions motion to include the legal fees and costs associated with preparing and prosecuting that motion; to date, Viatek has paid $83 in sanctions to Radiancy.

On October 4, 2016, PhotoMedex, Inc., Radiancy, Inc. and Viatek Consumer Products, Inc. entered into General Releases under which the parties and the former and present corporations in which they were or are shareholders; each and every one of their corporations; and such corporations’ predecessors, former and present subsidiaries, parent entities, affiliates, divisions, licensees, receivers, distributors, successors and assigns, and the present, former and future officers, directors, employees and shareholders of the foregoing entities, and their heirs, executors, administrators, attorneys, associates, agents, successors, assigns, and anyone affiliated with or acting on behalf of any of them, from all actions, claims, liabilities, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, that a party or its affiliate ever had, now has or hereafter can, shall or may have, from the beginning of the world to the day of the date of the General Release including, but not limited to, the claims and counterclaims in the United States and Canadian litigation, as well as all claims and rights of Viatek arising out of or related to the Letter of Intent, dated August 5, 2016, between Photomedex, Radiancy and Viatek entitled Proposal to Acquire Certain Assets of Radiancy, Inc. As a result of these General Releases, both the United States and the Canadian litigation were dismissed without costs effective October 11, 2016.

F-25

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

On April 25, 2014, a putative class action lawsuit was filed in the United States District Court for the District of Columbia against the Company’s subsidiary, Radiancy, Inc. and Dolev Rafaeli, Radiancy’s President. The suit was filed by Jan Mouzon and twelve other customers residing in ten different states who purchased Radiancy’s no!no! Hair products. It alleges various violations of state business and consumer protection codes including false and misleading advertising, unfair trade practices, and breach of express and implied warranties. The complaint seeks certification of the putative class, or, alternatively, certification as subclasses of plaintiffs residing in those specific states. The complaint also seeks an unspecified amount of monetary damages, pre-and post-judgment interest and attorneys’ fees, expert witness fees and other costs. Dr. Rafaeli was served with the Complaint on May 5, 2014; to date, Radiancy, has not been served. A mediation was scheduled in this matter for November 24, 2014, but no settlement was reached. On March 30, 2015, the Court dismissed this action in its entirety for failure to state a claim. The Court specifically dismissed with prejudice the claims pursuant to New York General Business Law §349-50 and the implied warranty of fitness for a particular purpose; the other counts against Radiancy were dismissed without prejudice. The Court also granted Dr. Rafaeli's motion to dismiss the actions against him for lack of personal jurisdiction over him by the Court. The Court denied the plaintiffs request for jurisdictional discovery with respect to Dr. Rafaeli and plaintiffs request to amend the complaint. Radiancy and its officers intend to continue to vigorously defend themselves against any attempts to continue this lawsuit.

On July 17, 2014, plaintiffs’ attorneys refiled their putative class action lawsuit in the United States District Court for the District of Columbia against only the Company’s subsidiary, Radiancy, Inc. The claims of the suit are virtually identical to the claims originally considered, and dismissed without prejudice, by the same Court. A companion suit was filed in the United States District Court for the Southern District of New York, raising the same claims on behalf of plaintiffs from New York and West Virginia against Radiancy and its President, Dr. Dolev Rafaeli. That New York case was removed to the D.C. Court and the cases were consolidated into one action. The Company filed a Motion to Dismiss the complaint against Dr. Rafaeli and Radiancy; on August 1, 2016, the D.C. Court granted the dismissal of the case against Dr. Rafaeli, with prejudice, and decided to allow the action against Radiancy to proceed. The Company intends to defend itself vigorously against this suit. At this time, the amount of any loss, or range of loss, cannot be reasonably estimated as the case has only been initiated and no discovery has been conducted to determine the validity of any claim or claims made by plaintiffs. Therefore, the Company has not recorded any reserve or contingent liability related to these particular legal matters. However, in the future, as the cases progress, the Company may be required to record a contingent liability or reserve for these matters.

On June 30, 2014, the Company’s subsidiary, Radiancy, Inc., was served with a class action lawsuit filed in the Superior Court in the State of California, County of Kern. The suit was filed by April Cantley, who purchased Radiancy’s no!no! hair products. It alleges various violations of state business and consumer protection codes including false and misleading advertising, breach of express and implied warranties and breach of the California Legal Remedies Act. The complaint seeks certification of the class, which consists of customers in the State of California who purchased the no!no! hair devices. The complaint also seeks an unspecified amount of monetary damages, pre-and post-judgment interest and attorneys’ fees, expert witness fees and other costs. Radiancy has filed an Answer to this Complaint; the case is now in the discovery phase. On October 30, 2015, Radiancy filed to remove this action to the United States District Court for the Southern District of California; as a result of that filing, all discovery in this case has now been stayed. That removal was granted, and the Company has now filed to remove this case to the U.S. District Court for the District of Columbia, the district with jurisdiction over Jan Mouzon v. Radiancy, Inc. and Dolev Rafaeli, President. The suit was filed by Jan Mouzon and twelve other customers residing in ten different states, including California, who purchased Radiancy’s no!no! hair products and alleges various violations of state business and consumer protection codes including false and misleading advertising, unfair trade practices, and breach of express and implied warranties. The complaint seeks certification of the putative class, or, alternatively, certification as subclasses of plaintiffs residing in those specific states. The Company’s Motion to Remove the Cantley case had been stayed pending resolution of the Mouzon litigation; now that the Court in Mouzon has issued its opinion regarding the Company’s Motion to Dismiss, the California Court has granted the Company’s Motion to Remove the Cantley case to the Federal Court for the District of Columbia. Radiancy and its officers intend to vigorously defend themselves against this lawsuit. Discovery has now commenced in this action. At this time, the amount of any loss, or range of loss, cannot be reasonably estimated as the case has only been initiated and no discovery has been conducted to determine the validity of any claim or claims made by plaintiffs. Therefore, the Company has not recorded any reserve or contingent liability related to these particular legal matters. However, in the future, as the cases progress, the Company may be required to record a contingent liability or reserve for these matters.

F-26

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

On February 19, 2016, the Company and its subsidiaries entered into Agreements and Plans of Merger and Reorganization with DS Healthcare Group, Inc. and its subsidiaries (“DSKX”), under which DSKX would acquire the Company’s subsidiaries Radiancy, Inc. and PhotoMedex Technology, Inc. in exchange for shares of stock in DSKX as well as cash payments and notes for future cash payments. Subsequent to the signing of those Agreements, on March 23, 2016, DSKX filed a Current Report on Form 8-K (the “DSKX March 23 Form 8-K”) with the SEC reporting its audit committee, after discussion with its independent registered public accounting firm, concluded that the unaudited condensed consolidated financial statements of DSKX for the two fiscal quarters ended June 30, 2015 and September 30, 2015 should no longer be relied upon because of certain errors in such financial statements. Also, DSKX reported that its audit committee, consisting of all members of its board of directors other than Daniel Khesin (at the time DSKX’s President and Chairman of the Board and a member of its board of directors), had engaged independent counsel to conduct an investigation regarding certain transactions involving Mr. Khesin and other individuals; the committee’s investigation had begun earlier in February. The board also reported that it had terminated the employment of Mr. Khesin as DSKX’s president and as an employee of DSKX, and also terminated Mr. Khesin’s employment agreement, dated December 16, 2013, for cause.

The Company was not advised of this investigation during its negotiations with DSKX or after signing the Merger Agreements until the evening of March 21, 2016. On April 12, 2016, the Company sent a Reservation of Rights letter to DSKX. The Notice states that, based upon the disclosures set forth in DSKX’s Current Report on Form 8-K filed on March 23, 2016 and subsequent press releases and filings by DSKX with the United States Securities and Exchange Commission (collectively, the “DSKX Public Disclosure”), DSKX is in material breach of various representations, warranties, covenants and agreements set forth in the Agreements; had failed to provide to the Company the information contained in the DSKX Public Disclosures during the discussions relating to the negotiation and execution of the Agreements; and continues to be in material breach under the Agreements. As a result, the conditions precedent to the closing of these transactions as set forth in the Agreements may not be able to occur. The Notice also declares that the Company reserves all its rights and remedies under the Agreements, including, without limitation, the right to terminate the Agreements and collect a termination fee from DSKX of $3.0 million. The Notice further asserts that the Company regards certain provisions of the Agreements to have been waived by DSKX and to no longer be in effect, including the non-solicitation and no-shop provisions, negative covenants, and termination events, as applicable solely to the PHMD Group, as well as the payment of any termination fee by PHMD to DSKX. Finally, the Notice provided that the Company has the right to terminate the Agreements to pursue, consider and enter into any acquisition proposal or other transaction without the payment of fees and expenses to DSKX.

On May 27, 2016, the Company and its subsidiaries Radiancy, Inc., an indirectly wholly-owned subsidiary of the Company (“Radiancy”), and Photomedex Technology, Inc., a wholly-owned subsidiary of the Company (“P-Tech”), terminated: (a) the Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016 (the “Radiancy Merger Agreement”), among the Company, Radiancy, DS Healthcare Group, Inc. (“DSKX”) and PHMD Consumer Acquisition Corp., a wholly-owned subsidiary of DSKX (“Merger Sub A”), and (b) the Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016 (the “P-Tech Merger Agreement” and together with the Radiancy Merger Agreement, the “Merger Agreements”), among the Company, P-Tech, DSKX, and PHMD Professional Acquisition Corp., a wholly-owned subsidiary of DSKX (“Merger Sub B”). Pursuant to the Merger Agreements, Radiancy was to merge with Merger Sub A, with Radiancy as the surviving corporation in such merger, P-Tech was to merge with Merger Sub B, with P-Tech as the surviving corporation in such merger, and DSKX was to become the holding company for Radiancy and P-Tech.

Given the material breaches identified in the Company’s notice to DSKX, and other disclosures and communications by DSKX, in connection with the Company’s termination of the Merger Agreements and pursuant to their terms, the Company is seeking to recover a termination fee of $3.0 million, an expense reimbursement of up to $750,000 and its liabilities and damages suffered as a result of DSKX’s failures and breaches in connection with each of the Merger Agreements. On May 27, 2016, the Company, Radiancy and P-Tech filed a complaint in the U.S. District Court for the Southern District of New York alleging breaches of the Merger Agreements by DSKX and seeking the damages described in the foregoing sentence. On August 1, 2016, DSKX filed its answer to the complaint, denying the allegations stated in the complaint and alleging its own counterclaims including, among others, the Company’s alleged failure to disclose the Mouzon and Cantley cases filed against Radiancy.

At this time, the amount of any loss, or range of loss, cannot be reasonably estimated as the case has only been initiated and no discovery has been conducted to determine the validity of any claim or claims made by plaintiffs. Therefore, the Company has not recorded any reserve or contingent liability related to these particular legal matters. However, in the future, as the cases progress, the Company may be required to record a contingent liability or reserve for these matters. For additional information regarding these matters, see the Pending Transactions disclosures in the Company’s Form 10-K for the year ending December 31, 2015, and the Company’s Form 10-Q for the period ending March 31, 2016.

F-27

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

During 2016, Linda Andrews, an alleged user of the no!no! Hair device, filed a product liability claim against the Company, its subsidiary Radiancy, Inc., and Dr. Dolev Rafaeli, in the United States District Court for the Middle District of Florida, Orlando Division, alleging that use of the device had caused a relapse of and complication to a pre-existing medical condition resulting from her treatment for cancer.  The complaint alleges, among other claims, that Radiancy failed to provide adequate warnings regarding the operation of the device.  The Company and Dr. Rafaeli have filed a motion to dismiss the claims against them; Radiancy filed an answer to the Complaint.  Ms. Doe then sought leave to amend her complaint to clarify the claims; the Company, Radiancy and Dr. Rafaeli have filed appropriate responses and renewed the motion to dismiss the claims against the Company and Dr. Rafaeli.  Those motions are now pending before the Court.  The company otherwise has denied the allegations of a defect and intends to defend itself vigorously against this suit. At this time, the amount of any loss, or range of loss, cannot be reasonably estimated as the case has only been initiated and discovery has not been fully conducted to determine the validity of any claim or claims made by plaintiffs. Therefore, the Company has not recorded any reserve or contingent liability related to these particular legal matters. However, in the future, as the cases progress, the Company may be required to record a contingent liability or reserve for these matters.

Employment Agreements

The Company has severance agreements with certain key executives and employees that create certain liabilities in the event of their termination of employment by the company without cause, or following a change in control of the Company. The aggregate commitment under these executive severance agreements, should all covered executives and employees be terminated other than for cause, was approximately $5,058 as of December 31, 2016, based on 2016 salary levels.

Note 12

Stockholders’ Equity:

Preferred Stock

The Company has authorized preferred stock consisting of 5,000,000 shares with a $.01 par value, which shall be designated as blank check preferred. The Board of Directors may authorize the issuance from time to time of one or more classes of preferred stock with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such preferred shares. At December 31, 2016 and 2015, no shares of preferred stock were issued or outstanding.

Common Stock Options

The Company has a Non-Employee Director Stock Option Plan. This plan has authorized 74,000 shares; of which 2,135 shares had been issued or were reserved for issuance as awards of shares of common stock, and 12,079 shares were reserved for outstanding stock options. The number of shares available for future issuance pursuant to this plan is 71,364.

In addition, the Company has a 2005 Equity Compensation Plan (“2005 Equity Plan”). The 2005 Equity Plan has authorized 1,200,000 shares, of which 519,078 shares had been issued or were reserved for issuance as awards of shares of common stock, and 133,649 shares were reserved for outstanding options. The number of shares available for future issuance pursuant to this plan is 547,273.

A summary of option transactions for all of the Company’s equity plans during the years ended December 31, 2016 and 2015 follows:

	Number of Stock Options	Weighted Average Exercise Price
Outstanding at December 31, 2014	231,941	81.15
Granted	-	-
Exercised	-	-
Expired/cancelled	(81,803)	74.27
Outstanding at December 31, 2015	150,138	$67.99
Granted	-	-
Exercised	-	-
Expired/cancelled	(15,988)	82.26
Outstanding at December 31, 2016	134,150	$85.22
Exercisable at December 31, 2016	109,066	$84.40

F-28

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The outstanding and exercisable options at December 31, 2016, have a range of exercise prices and associated weighted remaining contractual life and weighted average exercise price, as follows:

Options Range of Exercise Prices	Outstanding Number of Shares	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted Avg. Exercise Price
$0 - $37.50	2,168	2.54	$30.78	2,168	$30.78
$37.51 - $75.00	57,145	5.56	$71.32	47,746	$71.12
$75.01-$112.50	74,640	5.38	$97.05	58,841	$96.25
$112.51 - up	197	0.01	$234.06	311	$256.15
Total	134,150		$85.22	109,066	$84.40

The outstanding options will expire, as follows:

Year Ending	Number of Options	Weighted Average Exercise Price	Exercise Price

2017	197	$234.06	$233.10 - $239.40
2018	-	-	-
2019	1,954	$32.01	$31.20 - $44.40
2020	534	$32.81	$28.50 - $40.00
2021 and later	131,465	$86.00	$70.00 - $100.00
	134,150	$85.22	$28.50 - $239.40

As the share price as of December 31, 2016 was $2.20, the aggregate intrinsic value for options outstanding and exercisable was nil.

F-29

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company uses the Black-Scholes option-pricing model to estimate fair value of grants of stock options. There were no grants of stock options in 2016 and 2015.The Company calculates expected volatility for a share-based grant based on historic daily stock price observations of its common stock. For estimating the expected term of share-based grants the Company has adopted the simplified method. The Company has used historical data to estimate expected employee behaviors related to option exercises and forfeitures and included these expected forfeitures as a part of the estimate of expense as of the grant date.

With respect to grants of options, the risk-free rate of interest is based on the U.S. zero-coupon US Government bond rates appropriate for the expected term of the grant or award.

The Company has nonvested restricted stock, as follows:

	Share	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2014	167,040	$21.60
Granted	299,000	9.25
Vested/cancelled	(207,468)	17.75
Nonvested at December 31, 2015	258,572	$10.55
Granted	-	-
Vested/cancelled	(129,361)	10.04
Nonvested at December 31, 2016	129,250	$11.07

On February 26, 2015, the Company issued 299,000 restricted stock units to a number of employees. The restricted shares have a purchase price of $0.01 per share and vest, and cease to be subject to the Company’s right of repurchase, over a four-year period. The Company determined the fair value of the awards to be the fair value of the Company’s common stock units on the date of issuance less the value paid for the award. The aggregate fair value of these restricted stock issued was $2,766.

On October 29, 2015, the Company issued 1,000 shares of common stock to a non-employee director for an aggregate fair value of $75.

Total stock-based compensation expense was as $1,969 and $6,309 for the years ended December 31, 2016 and 2015.

At December 31, 2016, there was $1,704 of total unrecognized compensation cost related to non-vested stock awards that based on their original vesting terms was expected to be recognized over a weighted-average period of 1.86 years. Following the completion of the transaction described in Note 18, such compensation will be accelerated.

Common Stock Warrants

As a result of the cash raise on December 12, 2014, the Company issued separately detachable warrants to the shareholders participating in the raise at 0.50 per share acquired. The warrants have the following principal terms: (i) a warrant exercise price of $2.25 per share of common stock, (ii) an exercise period of December 12, 2015 through December 12, 2017. The underlying warrants were registered via registration statement. The adjusted warrant exercise price after the reverse stock split is $11.25 per share of common stock.

F-30

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

A summary of warrant transactions for the years ended December 31, 2016and 2015 follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2014	70,950	18.05
Issued	-	-
Exercised	-	-
Expired/cancelled	6,450	85.95
Outstanding at December 31, 2015	64,500	11.25
Issued	-	-
Exercised	-	-
Expired/cancelled	-	-
Outstanding at December 31, 2016	64,500	$11.25

At December 31, 2016, all outstanding warrants are exercisable. As the share price as of December 31, 2016 was $2.20, the aggregate intrinsic value for warrants outstanding and exercisable was nil.

If not previously exercised, the outstanding warrants will expire as follows:

Year Ending December 31,	Number of Warrants	Weighted Average Exercise Price

2017	64,500	11.25
	64,500	$11.25

Note 13

Income Taxes:

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible. The benefit of tax positions taken or expected to be taken in the Company's income tax returns are recognized in the consolidated financial statements if such positions are more likely than not of being sustained.

F-31

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

For the years ended December 31, 2016, and 2015, the following table summarizes the components of income before income taxes from continuing operations and the provision for income taxes:

	Year Ended December 31,
	2016	2015
Income (loss) before income tax:
U.S.	$(14,578)	$(29,667)
Israel	1,942	1,839
UK	180	(13,161)
Other Foreign	79	(638)
Income (loss) before income taxes	$(12,377)	$(41,627)

Income tax expense (benefit):
United States - Federal tax:
Current	$-	$(3,220)
Deferred	-	272

United States - State tax:
Current	-	9
Deferred:	-	(105)

Israel:
Current	241	552
Deferred	464	21

UK:
Current	-	-
Deferred	-	700

Other foreign:
Current	-	-
Deferred:	-	(23)

Income tax expense (benefit)	$705	$(1,794)

F-32

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

For the years ended December 31, 2016 and 2015, the following table reconciles the federal statutory income tax rate to the effective income tax rate:

	Year Ended December 31,
	2016	2015
Federal Tax rate	34%	34%

Federal tax expense (benefit) at 34%	$(4,208)	$(14,154)
State and local income tax, net of Federal benefit	(476)	(421)
Foreign rate differential	(173)	(454)
Increase in taxes from permanent differences instock-based compensation	508	489
Increase in taxes from permanent difference in Intangible asset impairment	-	3,779
US taxation of foreign earnings – Subpart F	-	7,610
Return to provision and other adjustments	-	269
Impact of deferred tax adjustments	-	2,852
Foreign tax credits	-	(5,079)
Tax on foreign exchange	-	-
Tax on undistributed earnings	-	(2,816)
Change in valuation allowance	5,036	5,893
Other, net	18	238

Income tax expense (benefit)	$705	$(1,794)

As of December 31, 2016, the Company had approximately $78 million of Federal net operating loss carryforwards in the United States. Other tax attributes in the United States and their approximate amounts include: State NOLs - $45.4 million; foreign tax credits - $12.1 million which will begin to expire in 2024; and, AMT tax credits – $0.1 million that do not expire. A 100% valuation allowance has been recorded against these tax attributes and the net deferred tax assets of the U.S. group of companies. The net deferred tax assets – liabilities of the U.S. companies is reduced to zero (0). Based on current operating conditions and the availability of projected future sources of taxable income, the Company determined that it was not more likely than not that the net deferred tax assets of the U.S. companies would be realized in the future. The Federal NOLs expire generally from 2022 to 2030. The State NOLs expire generally from 2017 to 2034.

After conversion to U.S. dollars, Photo Therapeutics Limited had approximately $9.5 million of net operating loss carryforwards in the U.K. A 100% valuation allowance has been applied against these loss carryforwards. Additionally, NOLs have been recorded in Brazil, Colombia, India, and Korea. The Brazilian NOL is approximately $1.8 million. The NOLs of the other companies are less than $0.3 million. All these NOLs have a 100% valuation allowance recorded.

F-33

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following table summarizes the components of deferred income tax assets and (liabilities):

	December 31,
	2016	2015

Loss carryforwards	$30,770	$22,640
AMT credits	112	112
Foreign tax credits	12,308	12,308
Accrued employment expenses	2,652	2,290
Amortization and write-offs	1,299	1,282
Capitalized R&D costs	1,342	1,951
Deferred revenues	6,263	6,262
Depreciation	1,224	1,216
Doubtful accounts	225	4,838
Inventory reserves	459	413
Tax on undistributed earnings	(517)	(517)
Other accruals and reserves	602	642
Return allowances	456	1,928

Gross deferred tax asset	57,195	55,365

Less: valuation allowance	(57,195)	(54,901)

Net deferred tax asset	$-	$464

Among current assets	$-	$470
Among other non-current liabilities	-	(6)

PhotoMedex files corporate income tax returns in the United States, both in the Federal jurisdiction and in various State jurisdictions. The Company is subject to Federal income tax examination for calendar years 2013 through 2016 and is also generally subject to various State income tax examinations for calendar years 2013 through 2016. Photo Therapeutics Limited files in the United Kingdom. Radiancy (Israel) Limited files in Israel. The Israeli subsidiary is subject to tax examination for calendar years 2012 through 2016.

The Israeli subsidiary is entitled to reduced tax rates regarding income that is subject to tax pursuant to the "approved enterprise" until end of year 2012 and "preferred enterprise" from year 2013. Other income is subject to the regular corporate income tax rate. For the year 2015 and 2016 all income in Israel was taxed at the regular corporate income tax rate.

Change in Israel rates. Effective for tax periods beginning 1 January 2014, the standard corporate income tax rate was increased from 25% to 26.5%. On January 4, 2016, the plenary Knesset passed the Law for Amendment of the Income Tax Ordinance No. 216 which provides, inter alia, for a reduction of the Companies Tax rate commencing from 2016 and thereafter by the rate of 1.5% such that the rate will be 25%.

Change in U.K. rates. In addition, effective for tax periods beginning on April 1, 2014, the United Kingdom tax rate was reduced from 23% to 21%. A further enacted decrease in the tax rate to 20% took effect on April 1, 2015. The rate is scheduled to further reduce to 19% effective April 1, 2017. These changes in rate will affect the tax provision with regard to the tax attributes of Photo Therapeutics Limited, the United Kingdom subsidiary.

Unrecognized Tax Benefits. The Company is subject to income taxation in the U.S., Israel, the U.K., Brazil, Colombia, Hong Kong, India and The Republic of Korea. Unrecognized tax benefits reflect the difference between positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions through negotiations with the relevant tax authorities or through litigation could take years to complete. It is difficult predict the timing of resolution for tax positions since such timing is not entirely within the control of the Company. It is reasonably possible that the total amount of unrecognized tax benefits could increase in the next 12 months. Additionally, a decrease in the amount of $375 is expected with the lapse of a statute of limitations.

F-34

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The increase during 2015 relates to a decision in 2015 to file certain income tax returns for 2014 based on functional currency rather than local currency. Since the 2014 tax provision was calculated based on filing tax returns in local currency, the increase in unrecognized tax benefits reported below was materially offset by a reduction in the 2014 amount reported as taxes payable. The tax differential was reported in 2015 tax expense.

The Company and its subsidiaries file income tax returns in all of the countries listed above.

In 2012, Management conducted an analysis of the facts and law surrounding the then existing income tax uncertainties, and found that such liability as may have arisen was of a much lesser magnitude and is able to be extinguished by loss carryforwards and carrybacks,

Reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance December 31, 2013	644
Additions/ Settlements due 2014	-
Balance at December 31, 2014	644
Additions / Settlements due 2015	1,277
Balance at December 31, 2015	1,921
Additions / Settlements due 2016	-
Balance at December 31, 2016	$1,921

Note 14

Significant Customer Concentration:

No single customer accounted for more than 10% of total company revenues for the years ended December 31, 2016 and 2015.

Note 15

Business Segment and Geographic Data:

The Company has been reorganized its business into three operating segments to better align its organization based upon the Company’s management structure, products and services offered, markets served and types of customers, as follows: The Consumer segment (sold to ICTV on January 23, 2017) derives its revenues from the design, development, manufacturing and selling of long-term hair reduction and acne consumer products. The Physician Recurring segment derives its revenues from the XTRAC (sold to MELA Sciences on June 22, 2015) procedures performed by dermatologists, the sales of skincare products (sold to Pharma Cosmetics on September 15, 2016), the sales of surgical disposables and accessories to hospitals and surgery centers (sold to Dalian JiKang Medical Systems September 1, 2015) and on the repair, maintenance and replacement parts on various products. The Professional segment generates revenues from the sale of equipment, such as lasers, medical and esthetic light and heat based products and LED products. Management reviews financial information presented on an operating segment basis for the purposes of making certain operating decisions and assessing financial performance.

Unallocated operating expenses include costs that are not specific to a particular segment but are general to the group; included are expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses. Interest and other financing income (expense), net is also not allocated to the operating segments. Unallocated assets include cash and cash equivalents, prepaid expenses and deposits.

F-35

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following tables reflect results of operations from the continuing operations of our business segments for the periods indicated below:

Year ended December 31, 2016

	CONSUMER	PHYSICIAN RECURRING	PROFESSIONAL	TOTAL
Revenues	$34,331	$3,302	$764	$38,397
Costs of revenues	5,862	1,847	377	8,086
Gross profit	28,469	1,455	387	30,311
Gross profit %	82.9%	44.1%	50.7%	78.9%

Allocated operating expenses:
Engineering and product development	1,045	204	-	1,249
Selling and marketing expenses	19,426	2,270	33	21,729

Impairment	3,518	-		3,518
Loss on sale of assets		2,574		2,574
Unallocated operating expense	-	-	-	13,233
	23,989	5,048	33	42,303
Income (loss) from continuing operations	4,480	(3,593)	354	(11,992)

Interest and other financing expense, net	-	-	-	(385)

Income (loss) from continuing operations before taxes	$4,480	$(3,593)	$354	$(12,377)

Year ended December 31, 2015

	CONSUMER	PHYSICIAN RECURRING	PROFESSIONAL	TOTAL
Revenues	$67,569	$5,918	$2,403	$75,890
Costs of revenues	14,733	2,271	1,421	18,425
Gross profit	52,836	3,647	982	57,465
Gross profit %	78.2%	61.6%	40.9%	75.7%

Allocated operating expenses:
Engineering and product development	1,192	105	16	1,313
Selling and marketing expenses	53,184	3,955	273	57,412

Impairment	15,654	5,827	-	21,481
Unallocated operating expenses	-	-	-	17,484
	70,030	9,887	289	97,690
Income (loss) from continuing operations	(17,194)	(6,240)	693	(40,225)

Interest and other financing expense, net	-	-	-	(1,402)

Net income (loss) before taxes	$(17,194)	$(6,240)	$693	$(41,627)

F-36

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

For the years ended December 31, 2016 and 2015, net revenues by geographic area (determined by ship to locations) were as follows:

	Year Ended December 31,
	2016	2015
North America [1]	$22,007	$51,092
Asia Pacific [2]	3,837	3,988
Europe (including Israel)	12,522	20,544
South America	31	266
	$38,397	$75,890

[1] United States	$17,839	$45,105
[1] Canada	$1,698	$5,353
[2] Japan	$1,060	$387

For the years ended December 31, 2016 and 2015, long-lived assets by geographic area were as follows:

	Year Ended December 31,
	2016	2015
North America	$71	$169
Asia Pacific	17	41
Europe (including Israel)	900	1,096
	$988	$1,306

F-37

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Note 18

Subsequent Events:

Sale of consumer products line

On October 4, 2016, the Company and its subsidiaries Radiancy, Inc., a Delaware corporation (“Radiancy US”), Photo Therapeutics Ltd., a private limited company incorporated under the laws of England and Wales (“PHMD UK”), and Radiancy (Israel) Limited, an Israel corporation (“Radiancy Israel” and, together with the Company, Radiancy, and PHMD UK, “PHMD”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with ICTV Brands, Inc., a Nevada corporation (“ICTV Parent”), and its subsidiary ICTV Holdings, Inc. a Nevada corporation (the “Purchaser” and together with together with ICTV Parent, “ICTV”) pursuant to which ICTV will acquire PHMD’s consumer products division, including its no!no!® hair and skin products and the Kyrobak back pain management products (all such consumer products, the “Consumer Products”) and the shares of capital stock of Radiancy (HK) Limited, a private limited company incorporated under the laws of Hong Kong (the “Hong Kong Foreign Subsidiary”), and LK Technology Importaçăo E Exportaçăo LTDA, a private Sociedade limitada formed under the laws of Brazil (the “Brazilian Foreign Subsidiary” and together with the Hong Kong Foreign Subsidiary, the “Foreign Subsidiaries”) (collectively, the “Transferred Business”) from PHMD, for a total purchase price of up to $9.5 million (the “Purchase Price”) including $3 million in cash at closing, $2 million of cash 90 days after closing collateralized by a letter of credit, and up to a $4.5 million royalty on ICTV’s future sales of the product line.

The Purchase Price will be paid as follows:

●	ICTV placed Three Million Dollars ($3,000) in immediately available funds in an escrow account in ICTV’s counsel’s IOLTA Trust Account to be held by ICTV’s counsel as escrow agent under an escrow agreement among PHMD, ICTV and certain investors in ICTV Parent’s securities (the “Escrow Agreement”). These funds will be paid to PHMD on the Closing Date of this transaction.
●	On or before the ninetieth (90th) day following the Closing Date of this transaction, ICTV will pay PHMD Two Million Dollars ($2,000) in immediately available funds.
●	The remaining amount of up to Four Million Five Hundred Thousand Dollars ($4,500) will be paid by ICTV to PHMD under a continuing royalty on net cash (invoiced amount less sales refunds, returns, rebates, allowances and similar items) actually received by ICTV or its Affiliates from sales of the Consumer Products commencing with net cash actually received by the Purchaser or its Affiliates from and after the Closing Date of this transaction and continuing until the total royalty paid to PHMD reaches that amount. Royalty payments will be made on a monthly basis in arrears within thirty days of each month end. PHMD will receive thirty five percent (35%) of net cash actually received by ICTV through Consumer Products sold through live television promotions less certain deductions and six percent (6%) of all other sales of Consumer Products.

As part of this Transaction, ICTV will also acquire from PHMD all of the shares of capital stock of the Foreign Subsidiaries.

The Asset Purchase Agreement provides that ICTV will make offers of employment to certain employees of the Transferred Business and that PHMD will not solicit such employees (or any other employees of ICTV) for employment or other services for a period of five years and that PHMD will not compete with ICTV with respect to the Transferred Business for a period of five years.  It also contains customary representations, warranties and covenants by the Company, each of its subsidiaries and ICTV, as well customary indemnification provisions among the parties.

In connection with the sale of the Transferred Business, on October 4, 2016, the parties entered into an Escrow Agreement and a Transition Services Agreement.

Under the Escrow Agreement, ICTV deposited $3,000 of the Purchase Price into an escrow account which will be released to PHMD upon closing.

F-38

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Under the Transition Services Agreement, PHMD will continue to provide certain accounting, benefit, payroll, regulatory, IT support and other services to ICTV for periods ranging from approximately three to up to nine months following the Closing. During those periods, ICTV will arrange to transition the services it receives to its own personnel.  In consideration for such services, ICTV will pay to PHMD the documented costs and expenses incurred by PHMD in connection with the provision of those services and the documented lease costs including monthly rental and any utility charges incurred under the applicable leases and will reimburse PHMD for the documented costs and expenses incurred for the continued storage of inventory and raw materials at warehouse locations, and for services for fulfilling and shipping orders for such inventory and the payroll, employment-related taxes, benefit costs and out of pocket expenses paid to or on behalf of employees. ICTV shall also have the right to continue occupying certain portions of the Orangeburg, New York facility of PHMD’s Radiancy, Inc. subsidiary for a period of time.

On January 23, 2017, (the “Closing Date”), the Company and its subsidiaries completed the disposition of the Transferred Business to ICTV. On that date, pursuant to the terms of the Asset Purchase Agreement as amended, ICTV acquired all of the assets related to and associated with the Transferred Business, including but not limited to intellectual property, product inventory, accounts receivable and payable, and other tangible and intangible assets connected with the conduct of that Transferred Business. In exchange for these assets, the Company received on the Closing Date an initial net payment from ICTV of $3.0 million.

Following the impairment of the consumer segment’s goodwill and intangible asset during the three months period ended September 30, 2016, as discussed above, the company is not expected to record significant gain or loss from the transaction contemplated under the Asset Purchase Agreement.

On January 23, 2017, PhotoMedex, Inc. (the “Company”) (Nasdaq and TASE: PHMD) and its subsidiaries Radiancy, Inc., (“Radiancy”), PhotoTherapeutics Ltd. (“PHMD UK”), and Radiancy (Israel) Limited, (“Radiancy Israel” and, together with the Company, Radiancy, and PHMD UK, the “Sellers” and each, a “Seller”) entered into a First Amendment (the “First APA Amendment”) to the Asset Purchase Agreement (the “Asset Purchase Agreement”) between the Company and its subsidiaries, and ICTV Brands Inc. (“Parent”) and ICTV Holdings, Inc. (“Purchaser” and together with Parent, the Company, Radiancy, PHMD UK and Radiancy Israel, the “Parties” or singularly a “Party”) under which Purchaser agreed to acquire the consumer products division of PhotoMedex and its subsidiaries (the “Acquisition”), which includes, among other products, the no!no!® Hair and Skin and the Kyrobak pain management products (the “Transferred Business”). This transaction was previously reported on a Current Report filed on Form 8-K on October 5, 2016 and in a Definitive Proxy on Schedule 14A on December 16, 2016.

The First APA Amendment revised the definition of Business Assets and Assumed Liabilities in the Asset Purchase Agreement, as set forth in the attached exhibit. It also modified the first sentence of Section 5.5(b) of the Asset Purchase Agreement to provide that the Parent, Purchaser, or an affiliate would take the necessary steps to establish and implement “employee benefit plans” within the meaning of Section 3(3) of ERISA and a 401(k) plan intended to be qualified under Section 401(a) of the Code (collectively, “Applicable Plans”) in which employees of the consumer products division who are hired by Purchaser shall be eligible to participate from and after the date of establishment. These steps are to be taken as soon as reasonably practicable after the Closing Date (defined below) of the Transaction, or a later date agreed to by the Parties or permitted under the Transition Services Agreement (defined below), but no later than 60 days after the Closing Date. The First APA Amendment also replaced the initial Disclosure Letter delivered by the Sellers to Purchaser concurrently with the execution of the Asset Purchase Agreement in its entirety with an amended Disclosure Letter.

Finally, the First APA Amendment modified the Letter of Credit issued in connection with the Asset Purchase Agreement. Under the Asset Purchase Agreement, the Purchaser agreed to pay to the Company $2.0 million on or before the ninetieth (90th) day following the Closing Date. This amount is guaranteed by an original letter of credit for the benefit of the Company made by a third party; however, under its original terms, the Letter of Credit was valid until the earlier of 180 days after the letter of credit was issued, or April 4, 2017, or until full payment upon demand and presentation on or January 3, 2017. Accordingly, the parties agreed to extend the term of the Letter of Credit to 100 days after the Closing Date.

Also on January 23, 2017, the Company and its subsidiaries entered into a First Amendment (the “First TSA Amendment”) to the Transition Services Agreement (the “Transition Services Agreement”) between the Company and its subsidiaries and Parent and Purchaser, pursuant to which the Company and its subsidiaries will provide the Purchaser with certain accounting, benefit, payroll, regulatory, IT support and other services for periods ranging from approximately three to up to one year following the Closing Date. During that time the Purchaser will arrange to transition the services it receives to its own personnel. The First TSA Amendment revised references in the Transition Services Agreement from “Effective Date” to “Closing Date”, and amended the fifth recital in its entirety to clarify specifications regarding the lease for certain premises in Israel by and between Radiancy Israel and the landlord for those premises.

F-39

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Acquisition of First Capital Real Estate Development Business

On March 31, 2017, PhotoMedex, Inc. (the “Company”) and its newly-formed subsidiary FC Global Realty Operating Partnership, LLC, a Delaware limited liability company (“Acquiror”) entered into an Interest Contribution Agreement (the “Agreement”) with First Capital Real Estate Operating Partnership, L.P., a Delaware limited partnership (“Contributor”), and First Capital Real Estate Trust Incorporated, a Maryland corporation, the “Contributor Parent” and, together with Contributor, the “Contributor Parties”), under which the Contributor may contribute certain real estate assets to the Company’s subsidiary in a series of three installments no later than December 31, 2017. In exchange, the Contributor will receive shares of the Company’s Common Stock and newly designated Series A Convertible Preferred Stock as described below.

First Contribution

In the first contribution installment, which has an initial closing on or before May 17, 2017, the Contributor will transfer $10 million of assets to the Company, comprising four vacant land sites set for development into gas stations located in northern California, and a single family residential development located in Los Lunas, New Mexico. Contributor Parent currently has a 6% interest in the entity which owns the residential development, and expects to acquire an additional 11.9% interest prior to the initial closing date. The proposed gas station sites are located in Atwater and Merced, California and have an appraised value of $2.6 million. The residential development in New Mexico consists of 251, non-contiguous, single family residential lots and a 10,000 square foot club house. 37 lots have been finished, and the remaining 214 are platted and engineered lots. The appraised value of this property is approximately $7.4 million.

In return, the Company will issue to Contributor a number of duly authorized, fully paid and non-assessable shares of the Company’s Common Stock and Series A Convertible Preferred Stock, determined by dividing the $10 million value of that contribution by a specified per share value, which will represent a 7.5% premium above the volume-weighted average price (“VWAP”) of all on-exchange transactions in the Company’s shares executed on NASDAQ during the forty-three (43) NASDAQ trading days prior to the NASDAQ trading day immediately prior to the public announcement of the transaction by the Company and Contributor Parent, as reported by Bloomberg L.P. (the “Per Share Value”). Contributor shall receive a number of shares equal to up to 19.9% of the issued and outstanding Common Stock of the Company immediately prior to the initial closing. The balance of the shares shall be paid in the Company’s newly designated Series A Convertible Preferred Stock.

Also at this initial closing, the Acquiror shall assume the liabilities associated with these initial contributed properties. On or before this initial closing, certain named officers and/or directors of the Company – Dr. Dolev Rafaeli, Dennis McGrath, and Dr. Yoav Ben-Dror – will resign from their positions as officers and/or directors of the Company. In addition, certain members of the Company’s board of directors will resign, or the board will be expanded, so that the board will ultimately consist of seven (7) persons as set forth under “Special Meeting of Stockholders” below.

Second Contribution

Contributor Parent is also required to contribute two additional property interests valued at $20 million if certain conditions as set forth in the Agreement are satisfied by December 31, 2017. This second installment is mandatory.

Contributor Parent must contribute to the Acquiror its 100% ownership interest in a private hotel that is currently undergoing renovations to convert to a Wyndham Garden Hotel. This 265 room full service hotel is located in Amarillo, Texas and has an appraised value of approximately $16 million. Before contributing the property to the Acquiror, Contributor Parent must resolve a lawsuit concerning ownership of the property. Only when Contributor Parent has confirmed that it is the full and undisputed owner of the property may it contribute that interest to the Acquiror.

In addition, Contributor Parent must contribute to the Acquiror its interest in Dutchman’s Bay and Serenity Bay (referred to as the “Antigua Resort Developments”), two planned full service resort hotel developments located in Antigua and Barbuda in which Contributor Parent owns a 75% interest in coordination with the Antigua government. Serenity Bay is a planned five star resort comprised of five contiguous parcels (28.33 acres) zoned for hotel and residential use that are planned for 246 units and 80 one, two and three bedroom condo units. Dutchman’s Bay, is a planned four star condo hotel with 180 guestrooms, 102 two bedroom condos, and 14 three bedroom villas. For the property in Antigua, Contributor Parent must obtain an amendment to its agreement with the government to extend the time for development of these properties and confirm that all development conditions in the original agreement with the government have been either satisfied or waived.

F-40

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

In exchange for each of these properties, the Company will issue to Contributor a number of duly authorized, fully paid and non-assessable shares of the Company’s Common Stock or Series A Convertible Preferred Stock, determined by dividing the $20 million value of that contribution by the Per Share Value. The shares shall be comprised entirely of shares of Common Stock if the issuance has been approved by the Company’s stockholders prior to the issuance thereof and shall be comprised entirely of shares of Series A Convertible Preferred Stock if such approval has not yet been obtained.

Optional Contribution

Contributor Parent has the option to contribute either or both of two additional property interests valued at $66,5 million if certain conditions as set forth in the Agreement are satisfied by December 31, 2017. This third installment is optional in Contributor Parent’s sole discretion.

The Contributor Parent may contribute to the Acquiror its interest in a resort development project on an island just south of Hilton Head, South Carolina (“Melrose”). Contributor Parent currently has the property under a Letter of Intent and expects to close on the property by December 31, 2017. Melrose is valued by Contributor Parent at $22.5 million, based upon a senior lending position that Contributor Parent holds under the Letter of Intent on this property.

Contributor Parent also may contribute to the Acquiror a golf and surf club development project on the Baja Peninsula in Mexico (“Punta Brava”). Contributor Parent also has this property under a Letter of Intent and expects to close by December 31, 2017. Punta Brava is valued by Contributor Parent at $44 million based on Contributor Parent’s commitment of $5 million upon closing on this property, plus a commitment for an additional $5 million and a second commitment of $34 million for construction of the project.

In exchange for each of these properties, the Company will issue to Contributor a number of duly authorized, fully paid and non-assessable shares of the Company’s Common Stock or Series A Convertible Preferred Stock, determined by dividing $86,450,000 (130% of the value of that contribution) by the Per Share Value. The shares shall be comprised entirely of shares of Common Stock if the issuance has been approved by the Company’s stockholders prior to the issuance thereof and shall be comprised entirely of shares of Series A Convertible Preferred Stock if such approval has not yet been obtained. In addition, the Company will issued to Contributor a five (5) year warrant (the “Warrant”) to purchase up to 25,000,000 shares of the Company’s Common Stock at an exercise price of $3.00 per share that shall vest with respect to the number of underlying shares upon the achievement of the milestone specified Agreement. The number of warrant shares and the exercise price will be equitably adjusted in the event of a stock split, stock combination, recapitalization or similar transaction.

General Conditions

In each case, the Company’s board of directors will determine whether or not the pre-contribution conditions have been satisfied before accepting the property interests and issuing shares of the Company’s stock to Contributor Parent.

The Agreement is subject to the usual pre- and post-closing representations, warranties and covenants, and restricts the Company’s conduct to the conduct to that in the ordinary course of business between the signing and December 31, 2017.

Under the Agreement, amounts due to Dr. Dolev Rafaeli and Dennis McGrath under their employment agreements, as well as amounts due to Dr. Yoav Ben-Dror for his services as a board member and officer of the Company’s foreign subsidiaries, will be converted to convertible secured notes (the “Payout Notes”) after approval from the Company’s stockholders. The Payout Notes will be due one year after the stockholder approval and carry a ten percent (10%) interest rate. The principal will convert to shares of the Company’s Common Stock at the lower of (i) the Per Share Value or (ii) the VWAP with respect to on-exchange transactions in the Company’s Common Stock executed on the NASDAQ during the thirty (30) trading days prior to the maturity date as reported by Bloomberg L.P.; provided, however, that the value of the Company’s Common Stock shall in no event be less than $1.75 per share. The Payout Notes will be secured by a security interest in all assets of the Company; provided, however, that such security interest will be subordinated to any (i) claims or liens to the holders of any debt (including mortgage debt) being assumed by the Company as a result of the transaction contemplated by the Agreement, and (ii) all post-closing indebtedness incurred by the Company or its subsidiaries. The holders of the Payout Notes will have demand registration rights which requiring the filing of a re-sale registration statement on appropriate form that registers for re-sale the shares of Common Stock underlying the Payout Notes within thirty (30) days of issuance with best efforts to cause the same to become effective within one-hundred twenty (120) days of issuance.

F-41

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Special Meeting of Stockholders

As promptly as possible following the initial closing, the Company is required file a proxy statement and hold a special meeting of its stockholders to authorize and approve the following matters:

●             an increase the number of authorized shares of common stock, $.01 par value per share, of the Company from fifty million (50,000,00) shares to five hundred million (500,000,000) shares and increase the number of authorized shares of preferred stock, $.01 par value per share, of the Company from five million (5,000,000) shares to fifty million (50,000,000) shares;

●             the issuance to the Contributor or its designee or designees the Company’s shares in exchange for the contributed assets, and the issuance of the Warrant and, upon exercise of the Warrant, the underlying shares of the Company’s Common Stock in exchange for the contribution of the optional property interests, if any are made;

●             the amendment and restatement of the Articles of Incorporation of the Company;

●             the amendment and restatement the Bylaws of the Company;

●             the approval of the issuance of the Payout Notes and the issuance of the Company’s Common Stock upon conversion thereof; and

●             the election a new Board of Directors to consist of seven (7) persons of whom (i) three (3) shall be designated by the Company, (ii) three (3) shall be designated by Contributor Parent; and (iii) one (1) (the “Nonaffiliated Director”) shall be selected by the other six (6) directors; provided, however, that at least four (4) of the members of the Board of Directors as so designated shall be independent directors as provided by the rules of NASDAQ (each an “Independent Director”). Of the board designees of the parties, one (1) of the Company’s designees shall be an Independent Director, two (2) of the Contributor Parent’s designees shall be Independent Directors and the Nonaffiliated Director shall be an Independent Director. The compensation committee, nominations and corporate governance committee and audit committee of the Company shall each consist of the Company’s designee who is an Independent Director, one of Contributor Parent’s designees who is an Independent Director and the Nonaffiliated Director.

Board members, officers and certain insiders of the Company are subject to a voting agreement under which they are obligated to vote in favor of the proposals at the stockholder meeting.

Registration Rights

Promptly following the execution of the Agreement, the Company is required prepare and file with the Securities and Exchange Commission two registration statements on Form S-3 (or such other form available for this purpose) (the “Registration Statements”) to register (a) the primary offering by the Company (i) to the holders of the Payout Notes the Common Stock underlying the Payout Notes, and (ii) to the unaffiliated shareholders of Contributor Parent the Common Stock distributed to such unaffiliated shareholders as a dividend by Contributor Parent and (b) the secondary offering (i) by the Contributor Parties of all the shares of the Company’s Common Stock (including, without limitation, the shares of Common Stock underlying the Warrant) retained by the Contributor Parties, (ii) by Maxim Group LLC of the shares received by it as compensation for services rendered to Contributor Parent, and (ii) by certain affiliates of the Contributor Parent who receive shares from Contributor Parent.

Termination Fee

Finally, the transaction is subject to a termination provision under which, in the event of a material breach of the terms of the transaction, the breaching company must pay all out-of-pocket expenses of the non-breaching company incurred up to the date of termination of the transaction.

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